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                                                              File No. 070-10162


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM U-1/A


                               AMENDMENT NO. 3 TO
                             APPLICATION/DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002


                              Utility Holding, LLC
                           200 West Ninth Street Plaza
                                    Suite 411
                           Wilmington, Delaware 19801

                  (Name of companies filing this statement and
                    address of principal executive offices)

                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002

 (Name of top registered holding company parent of each applicant or declarant)


                                 Rufus S. Scott
    Vice President, Deputy General Counsel and Assistant Corporate Secretary
                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002
                                 (713) 207-7451


                   (Names and addresses of agents for service)

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                 The Commission is also requested to send copies
            of any communications in connection with this matter to:


James R. Doty                                Margo S. Scholin
Joanne C. Rutkowski                          Baker Botts L.L.P.
Stephanie Smith                              3000 One Shell Plaza
Baker Botts L.L.P.                           Houston, Texas 77002-4995
The Warner                                   (713) 229-1234
1299 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2400
(202) 639-7700

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         CenterPoint Energy, Inc. and its Subsidiaries (together, the
"Applicants") hereby provide Exhibit A-1, Exhibit A-2, Exhibit B-3, Exhibit B-4 and Exhibit F-1 to their Application/Declaration in File No. 070-10162.

         This Amendment No. 3 to the Application-Declaration is intended to supplement Amendment No. 2 to the Application-Declaration ("Amendment No. 2"). Terms not defined herein shall have the meaning provided them in Amendment No. 2.

Exhibits

         A-1      Organization of ServiceCo

         A-2      Limited Liability Company Regulations of ServiceCo

         A-3 Corporate Organization Chart of CenterPoint Energy Incorporated and Subsidiaries (filed with Form U5S and incorporated herein by reference)

         B-1      Form of Master Services Agreement

         B-2      Form of Service Agreement Procedures Manual*

         B-3      Form of Sublease Agreement

         B-4      Functional Organization Chart of ServiceCo

         B-5 Form of Services Agreement for services rendered by other system companies

         D-1      Filing with the Minnesota Commission*

         D-2      Filing with the Mississippi Commission*

         D-3      Filing with the Louisiana Commission*

         F-1      Opinion of Counsel

         F-2      Past Tense Opinion of Counsel*

         H-1      Form of Notice

* To be filed by amendment.

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SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the Applicants have duly caused this Application/Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  December 3, 2003

CENTERPOINT ENERGY, INC.
and its Subsidiaries

By: /s/ Rufus S. Scott
    ---------------------------
    Rufus S. Scott
    Vice President, Deputy General Counsel and Assistant Corporate Secretary CenterPoint Energy, Inc.


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